ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(p)(13)

REX ADVISERS, LLC

CODE OF ETHICS AND CONDUCT

An investment adviser is a fiduciary and owes its clients the highest duty of loyalty, relying on each employee to avoid conduct that is or may be inconsistent with that duty. All officers and employees of Rex Advisers have responsibilities that directly and indirectly reflect upon the reputation and successful business operation of Rex Advisers. The trust and confidence of clients and vendors are essential. All employees will be responsible for ensuring that honesty and integrity are among the highest priorities. It is also important for employees to avoid actions that, while they may not involve a conflict of interest or an abuse of client trust, may have the appearance of impropriety.

GENERAL

The adviser has established and will maintain and enforce a written code of ethics. This code of ethics sets forth policies and procedures, including the imposition of restrictions on itself and employees, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the “Code”) is intended to set forth those policies and procedures and to describe the adviser’s broader policies regarding its duty of loyalty to clients.

BASIC PRINCIPLES

This Code is based on a few basic principles that should govern all investment related activities of employees, personal as well as professional: (1) the interests of the adviser’s clients come before the adviser’s or any employee’s interests; (2) each employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients and those of the adviser or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee’s position of trust with and responsibility to the adviser and its clients, including taking inappropriate advantage of that position.

Employees must conduct all advisory activities in compliance with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and adviser policies and procedures that have been adopted (or that may in the future be adopted), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running.

PERSONAL CONDUCT

All employees should always be mindful of the adviser’s positions and reputation in the community. Since success depends in part on public trust, employees should conduct personal affairs so as to avoid discrediting or embarrassing Rex Advisers. Personal behavior and appearance should be governed by common sense and good taste.

While conducting business or representing the adviser, all employees are expected not to discriminate on the basis of race, age, color, religion, national origin, sex, veteran status, disability, or any other basis protected by federal, state, or local law.

CHIEF COMPLIANCE OFFICER

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer (“CCO”). A senior principal of the adviser will designate the CCO.

SECURITY

For purposes of this Code, the term “security” includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities in which the adviser’s clients may invest or as to which the adviser may make recommendations (sometimes also referred to as “related securities”).

COVERED ACCOUNTS

Many of the procedures, standards, and restrictions in this Code govern activities in “Covered Accounts.” Covered Accounts consist of:

●	Securities accounts of which the adviser is a beneficial owner, except for investment partnerships or other funds of which the adviser or any affiliated entity is the general partner, investment adviser or investment manager or from which the adviser or such affiliated entity receives fees based on capital gains.

●	Each securities account registered in an employee’s name and each account or transaction in which an employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as “Covered Accounts”)

BENEFICIAL OWNERSHIP

“Beneficial Ownership” of securities includes not only securities a person owns directly, or securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

PERSONAL TRADING AND INVESTMENT ACTIVITY

The adviser imposes specific requirements related to each covered person’s personal trading and investment activity. The adviser considers the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest. Similarly, the adviser may impose specific requirements related to investments in private placements.

The adviser may decline any proposed trade by an employee that:

●	Involves a security that is being or has been purchased or sold by the adviser on behalf of any client account or is being considered for purchase or sale

●	Is otherwise prohibited under any internal policies of the adviser

●	Breaches the employee’s fiduciary duty to any client

●	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974 (ERISA)

●	Creates an appearance of impropriety

SERVICE AS A DIRECTOR

No employee may serve as a director of a publicly held company without prior approval of the CCO (or a senior principal) based upon a determination that service as a director would not negatively impact the interests of any client. Whenever service is authorized, the CCO will establish procedures to ensure an employee serving as a director will be segregated from other employees who are involved in making decisions as to the securities of that company, if applicable. These practices may also constitute illegal “insider trading.” Some of the specific trading rules described below are also intended, in part, to prevent front running and scalping. If an account is managed on a fully discretionary basis by an investment adviser other than the adviser, these rules will not apply if the employee(s) who has (have) a beneficial ownership interest in the account does not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.

GIFTS AND ENTERTAINMENT

A gift of nominal value is defined as cash, cash equivalent, physical item, service, or event tickets with a value not to exceed $100.00. Any gifts given or received by the adviser or any of its employees are considered in aggregate whether or not they were given/received by the same or different people at the adviser or the other firm or party.

●	An entertainment event includes any conference, meal or sponsored outing.

●	No employee or member of an employee’s immediate family may receive any gift of more than nominal value from any person or entity, including clients and their service providers, vendors and competitors.

●	No employee or member of an employee’s immediate family may send any gift of more than nominal value to any person or entity, including clients and their service providers, vendors and competitors.

●	Advisory employees are generally permitted to attend an approved entertainment event provided that the purpose of the meeting is to discuss the adviser’s business, and provided that the employee AND the vendor, service provider or client paying for the event must be in attendance.

Similarly, employees may invite clients to an event provided that the purpose of the meeting is to discuss the adviser’s business, and the event has been approved by the CCO or another advisory principal.

RECORDS OF EXPENSES

●	Employees must submit to the CCO detailed records of the nature and expense of business entertainment that includes the following information, at a minimum:

●	Date(s) of business entertainment

●	Client or vendor and employee names

●	Description of the activity

●	Cost of the activity

BORROWING OR LOANING MONEY

Borrowing money or securities from a client is prohibited unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds. Loaning money to a client is prohibited unless the client is an affiliate of the investment adviser. Any exceptions to this policy must be preapproved by the CCO.

DUTIES OF CONFIDENTIALITY

All client information, including that relating to clients’ portfolios and activities and proposed recommendations, is strictly confidential. Client account information may not be disclosed, except to authorized persons, to comply with a legal order or to the applicable governing regulatory organizations for Rex Advisers. This procedure does not impede an employee’s right to make a report directly to the SEC.

GENERAL ETHICAL CONDUCT

The following are potentially compromising situations that must be avoided:

●	Causing the adviser, acting as principal for its account or for any account in which the adviser or any person associated with the adviser to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency

●	Communicating any information regarding the adviser, the adviser’s investment products or any client to prospective clients, journalists, or regulatory authorities that are not accurate or fails to state a material fact

●	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client

●	Revealing confidential information about the adviser or its clients

●	Engaging in any conduct that is not in the best interest of the adviser or might appear to be improper

●	Engaging in any financial transaction with any of the adviser’s vendors, clients or employees without prior CCO approval

●	Engaging in any form of harassment

●	Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of the adviser

●	Investing or holding outside interests or directorships in a client, vendor, customer or competing companies (including financial speculations), where such investments or directorships might influence a decision or course of action of the adviser

●	Making an agreement with vendors or other organizations without prior approval of the CCO

●	Unlawfully discussing trading practices, pricing, clients, research, strategies, processes or markets with competing companies or their employees

MISAPPROPRIATION

Misappropriating client funds is prohibited. Examples of such acts include (1) unauthorized wire or other transfers in and out of client accounts; (2) borrowing client funds; (3) stealing client checks that are intended to be added or debited to existing accounts; and (4) liquidating client securities and taking the proceeds.

INSIDER TRADING

The adviser has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by employees of the adviser.

Policy Statement on Insider Trading

The adviser prohibits any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The adviser’s policy applies to every officer, director, and employee and extends to activities within and outside their duties. Any questions regarding the adviser’s policy and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is dynamic, it is generally understood that the law prohibits the following:

●	Trading by an insider while in possession of material nonpublic information

●	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated

●	Communicating material nonpublic information to others in violation of one’s duty to keep such information confidential

Insider

The definition of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include certain “outsiders” such as, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

Material Information

While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is “material.” Information generally is material if there is a substantial likelihood that a reasonable person would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be presumed to be material includes but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether the information is material include:

●	Is this information that a client would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

●	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised, however, because material information does not necessarily have to relate to a company’s business.

Nonpublic Information

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some facts to show that the information is generally public. For example, the information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Types of Liability

A non-insider can enter into a confidential relationship with the company through which they gain information, or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider.

In the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift and can even be a ‘reputational’ benefit that will translate into future earnings.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

●	Civil injunctions

●	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

●	Disgorgement of profits

●	Jail sentences

●	Fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited

●	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided

●	Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the adviser, including dismissal of the persons involved.

REPORTING VIOLATIONS OF THE CODE (WHISTLEBLOWER)

Knowing what types of regulatory and compliance breaches must be reported is the job of every associated person of the adviser. Advisory personnel are required to report any apparent, suspect or known violation of the code to the CCO or to a partner of the firm if the CCO is not reachable or is involved in the breach. Examples of compliance breaches that should be reported include, but are not limited to:

●	Noncompliance with applicable laws, rules, and regulations

●	Fraud or illegal acts involving any aspect of the adviser’s business

●	Material misstatements in regulatory filings, internal books and records, and client records or reports

●	Activity that is harmful to clients

●	Deviations from required controls and procedures that safeguard clients and the adviser

●	Customer grievances

●	Other concerns

Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Any violation of the Code may result in disciplinary action that the adviser deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

All officers, directors, employees, investment advisory representatives, or other associated persons always retain the right to make a report directly to the Securities and Exchange Commission.

PAY-TO-PLAY

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions for the purpose of obtaining or retaining advisory contracts with government entities relating to private pension plans or municipal securities offerings. SEC rule 206(4)-5 under the Advisers Act prevents an adviser from making political contributions intended to influence the award of advisory contracts by public officials. General fiduciary principles under the Advisers Act may require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain the advisory business.

Currently, Rex Advisers does not seek to engage in business specifically with governmental entities therefore, political contributions are not monitored. We will continue to monitor if business strategies change.

FIRM PROCEDURES

The CCO has determined that all employees are covered by the adviser’s code of ethics. In the following procedures, all such persons are referred to as “covered persons.”

The CCO will assume responsibility for maintaining, in an accessible place, the following materials:

●	Copy of this code of ethics

●	Record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response

●	Copy of each personal account transaction report submitted by each officer, director, and employee of the adviser for the most recent five years

●	List of all persons who are or have been required to file personal account transaction reports

Insider Trading: In an effort to prevent insider trading, the CCO or designee will do the following:

●	Answer questions and document responses regarding the adviser’s policy and procedures

●	Provide an educational program to familiarize covered persons with the adviser’s insider trading policy and procedures

●	Require each employee to acknowledge his or her receipt and compliance with the insider trading policy and procedures on an annual basis, and retain acknowledgments among the adviser’s central compliance records

●	Resolve issues of whether information received by an employee of the adviser is material and nonpublic and document findings

●	Review on a regular basis and update as necessary the adviser’s insider trading policy and procedures and document any resulting amendments or revisions

●	When it is determined that an employee of the adviser has material nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities

In an effort to detect insider trading, the CCO or designee will perform the following actions:

●	Review the personal account trading activity reports (or duplicate personal account statements) filed by each officer, director, and employee of the adviser, documenting findings by initialing and dating the forms or reports reviewed

●	Require officers, directors and covered persons to submit periodic reports of personal trading activity, and to attest to the completeness of each individual’s disclosure of outside securities accounts at the time of hiring and at least annually thereafter

To determine whether the adviser’s covered persons have complied with the rules described above (and to detect possible insider trading), the CCO will have access to and will review transactions effected in Covered Accounts within 30 days after the end of each quarter. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this Policy or a potential front running, scalping, or other practices that constitute or could appear to involve abuses of covered persons’ positions. Annually each covered person must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. The CCO is charged with responsibility for collection, review, and retention of the certifications submitted by covered persons.

Personal Account Securities Trading: Although covered persons are not prohibited under this policy from trading securities for their own accounts at the same time that they are involved in trading on behalf of the adviser, they must do so only in full compliance with this Policy and their fiduciary obligations. At all times, the interests of the adviser’s clients will prevail over the covered person’s interest. No trades or trading strategies used by a covered person may conflict with the adviser’s strategies or the markets in which the adviser is trading. The adviser’s covered persons may not use the adviser’s proprietary trading strategies to develop or implement new strategies that may otherwise disadvantage the adviser or its clients. Personal account trading must be done on the covered person’s own time without compromising his or her advisory duties. No transactions should be undertaken that are beyond the financial resources of the covered person.

No employee may purchase new publicly offered issues of any securities (“New Issue Securities”) or may purchase securities of a limited offering for any Covered Account in the public offering of those securities without the prior written consent of the CCO.

Each covered person must, at the onset of employment and immediately following subsequent events involving the acquisition of securities (marriage, inheritance, etc.), disclose to the CCO the identities, amounts, and locations of all securities he/she owns. On an annual basis, each employee will be required to confirm the location of all covered accounts. In all cases, duplicate statements and trade confirmations must be sent directly to the CCO from the custodian. All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of the adviser’s management in order to resolve questions regarding compliance with this Policy and regarding potential purchases or sales for client accounts, and the adviser may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

Preclearance: No Covered person may purchase or sell any non-exempt security for any Covered Account in the dollar amounts of $50,000 or greater without first obtaining prior approval from the CCO. Pre-Approval is also required should the cumulative dollar amount of multiple transactions of a single non-exempt security exceed $50,000 within a 30-day period (in the case of the CCO’s own personal request to purchase or sell non-exempt security, the CCO shall render prior approval). For purposes of this Policy, the term “exempt securities” means securities that are direct obligations of the Government of the United States, money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), money market funds, mutual funds (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund), exchange-traded funds (ETFs) unit investment trusts invested exclusively in open-ended mutual funds (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for any of the funds), and securities traded in accounts over which an employee does not exercise any investment discretion. It is the covered person’s obligation to ensure that pre-clearance requests are provided to the CCO. The CCO may take any and all steps it deems appropriate in rendering or denying approval for the proposed trade. In the event that the CCO is not accessible, all pre-clearance requests will be forwarded directly to the managing partner. NO action may be taken until approval is attained. Pre-clearance authorization for a transaction is only valid for the day on which the approval is granted. If the transaction is not completed that day, the covered person must have the proposed transaction approved again. This requirement applies to transactions involving open market orders and limit or other types of securities.

Gifts and Entertainment: The CCO is responsible for supervising the adviser’s Gift and Entertainment policies. To monitor compliance, employees must report to the CCO:

●	Gifts given and received within 5 business days prior to giving or after receiving the gift.

●	Events attended and/or hosted within 5 business days prior to extending an invitation or upon receipt of an invitation to attend an event.

As evidence of compliance, the adviser will maintain written records of gifts given/received and events attended/sponsored and retain the records among the central compliance files of the adviser.

Misappropriation: To prevent the misappropriation of client funds, the adviser will implement one or more of the following procedures:

●	Verify changes of address with the client by requesting such changes in writing from the client or by verifying the change through a telephone call or email to the client.

●	Ensure employees do not have the ability to alter account statements on-line.

●	Closely analyze clients’ use of any address other than their home address. Use of P.O. boxes, “in care of” addresses, and other than home addresses are prohibited, or verified by telephone and in writing directly with the client by a supervisor or firm compliance employee. Duplicate confirmations and account statements are sent to the client’s home address, whenever possible.

●	If possible, provide clients with access to their account statements on a secure website so that clients can easily verify activity in their accounts.

●	Require each employee who has knowledge of misappropriation client funds to promptly report the situation to the CCO.

Compliance Breach: The CCO will promptly investigate any reported compliance breach that results in a violation of the Code. Each compliance breach will be recorded in a table or other internal document that is to include such information as:

●	Type of breach

●	Description of the breach including how the breach was discovered, how the breach was reported to the firm, and the monetary impact of the breach, if any

●	Date(s) the breach occurred

●	Advisory personnel involved

●	Client(s) involved

●	Status (i.e., Pending; Resolved)

●	Description of the resolution

Upon resolution, the CCO or designee will print a summary of the matter on Rex Advisers letterhead, sign the summary and retain it internally among the central compliance files along with any other supporting documentation related to the breach.